EXHIBIT 10.5

THE WHITEWAVE FOODS COMPANY
2015 PERFORMANCE STOCK UNIT AWARD AGREEMENT
FOR U.S. EXECUTIVE OFFICERS

THIS AWARD AGREEMENT (this “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between The WhiteWave Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).
WITNESSETH:
WHEREAS, The WhiteWave Foods Company 2012 Stock Incentive Plan (the “Plan”) provides for the grant of Performance Shares, which are referred to in this Agreement as “Performance Stock Units,” and other forms of stock-based compensation to certain Employees and non-employee Directors of the Company and its Subsidiaries;
WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company;
WHEREAS, the Company desires to assure that, to the extent and for the period of your employment and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services;
WHEREAS, the Performance Stock Units and other Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended;
WHEREAS, the Performance Stock Units are intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code; and
WHEREAS, the Committee has awarded to you the Performance Stock Units described in this Agreement and in the Notice of Grant.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:
Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

1. Grant of Award. The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the Performance Stock Units shown on the Notice of Grant, effective as of the date indicated on the Notice of Grant (the “Date of Grant”). Each Performance Share represents the right to receive one share of the Company’s Stock, subject to the terms and conditions set forth in the Plan and in this Agreement. The shares of Stock that are issuable upon vesting of the Performance Stock Units granted to you pursuant to this Agreement are referred to in this Agreement as the “Shares.” You must accept this Performance Share Award in the manner designated by the Company in the Notice of Grant (e.g., electronic acceptance) not later than 60 days after the Date of Grant, or electronic notification of such Grant, whichever occurs later, or this Award will be rendered void and without effect. Subject to the provisions of Sections 2(e), 2(f), 3(b) and 7 hereof, this Award of Performance Stock Units is irrevocable and is intended to conform in all respects with the Plan.
2. Performance Vesting.
(a) Performance Periods. Except as otherwise provided in the Plan or in this Section 2, your Performance Stock Units will be subject to three separate performance periods (each, a “Performance Period”), as follows:

Performance Period	Percent of Target Performance Stock Units
Beginning January 1, 2015 and ending December 31, 2015	33 1/3%
Beginning January 1, 2015 and ending December 31, 2016	33 1/3%
Beginning January 1, 2015 and ending December 31, 2017	33 1/3%
(b) Vesting Upon Performance and Continued Service. The number of Performance Stock Units earned and vested with respect to each Performance Period shall be determined based on the extent to which Company attains the performance criteria set forth in Exhibit A hereto (the “Performance Criteria”) with respect to such Performance Period. Except as otherwise provided in Section 2(c) or 2(d), if (i) the Committee certifies in writing the extent to which the Company has attained the applicable Performance Criteria in such Performance Period and (ii) you remain in continuous Service through the date on which the Committee certifies such performance (the “Certification Date”), you will become vested in the number of Performance Stock Units earned pursuant to Exhibit A as of the Certification Date.
(c) Vesting Upon Termination of Service.
(i) Involuntary Termination Without Cause. Unless otherwise determined by the Committee or except as provided in an agreement between you and your Employer, and subject to Section 2(d) of this Agreement and Section 9(b) of the Plan, if the Company terminates your Service for a reason other than Cause (as defined in Section 3(b)) or Disability (as defined in Section 2(c)(ii)) on or before the final Certification Date for this award, any remaining portions of the Performance Periods shall continue through the last day thereof, and you shall become vested as of each Certification Date in a prorated portion of the Award equal to the number of Performance Stock Units earned with respect to such Performance Period based on the actual performance during such Performance Period multiplied by a fraction, the numerator of which shall be the number of full months in the Performance Period during which you were in continuous Service with the Company and the denominator of which shall be the total number of months in such Performance Period.
(ii) Termination due to Disability or Retirement. Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service is terminated by the Company due to your Disability or you terminate your Service due to Retirement, in either case on or before the final Certification Date for this award, any remaining portions of the Performance Periods shall continue through the last day thereof, and you shall become vested as of each Certification Date in the total number of Performance Stock Units earned with respect to such Performance Period based on the actual performance during the Performance Period. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach (1) age fifty-five (55), so long as you shall also have completed at least ten (10) years of continuous service immediately prior to your retirement, or (2) age sixty-five (65), and “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).
(iii) Termination due to Death. Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates by reason of death on or before the final Certification Date for this award, you shall become vested as of the date of your death in the target number of Performance Stock Units; provided that if your death occurs after the end of a Performance Period, you shall become vested in the number of Performance Stock Units earned based on actual performance during such Performance Period.
(d) Vesting Upon a Change in Control.
(i) Satisfaction of Performance Goals. In the event of a Change in Control prior to the end of a Performance Period, the Performance Period shall end as of the date of the Change in Control and the Performance Criteria shall be deemed to have been satisfied at the greater of (A) 100% of the target level, with the payout pro-rated based on the time elapsed in the performance period through the date of the change in control, or (B) the actual level of performance as of the date of the Change in Control, as determined by the Committee, as constituted immediately prior to the Change in Control, without proration.
(ii) Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which this Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Performance Stock Units and other material terms and conditions of this Award as in effect immediately prior to the Change in Control), the Performance Stock Units shall vest as of the date of the Change in Control, based on the performance level determined in accordance with clause (i) above and shall be settled within 60 days following the Change in Control.
(iii) Settlement of Award Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which this Award is assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Performance Stock Units and other material terms and conditions of this Award  as in effect immediately prior to the Change in Control) and either (A) you remain in continuous, active Service through the end of such Performance Period, (B) the Company terminates your Service without Cause or your Service terminates due to death, Disability or Retirement following such Change in Control, then in any such case, the Performance Stock Units shall vest based on the performance level determined in accordance with clause (i) above as of the earlier to occur of (1) the end of the Performance Period or (2) the date of your termination of Service.  If, following a Change in Control, your Service terminates for a reason other than as set forth in this clause (iii), the Performance Stock Units shall be immediately forfeited and cancelled by the Company.
(e) Forfeiture of Unvested Performance Stock Units. Except as provided in Section 2(c) or 2(d)(iii) above, or as otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates for any reason during a Performance Period, any Performance Stock Units will be forfeited and canceled as of the date of such termination of Service. Notwithstanding anything to the contrary in this Section 2, your rights with respect to unvested

Performance Stock Units shall in all events be immediately forfeited and canceled as of the date of your termination of Service for Cause as defined in Section 3(b) below.
(f) Repayment. Participant agrees and acknowledges that this Agreement is subject to any policies that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback” policies.
3. Distribution of Shares.
(a) Distribution Upon Vesting. The Company will distribute to you (or to your estate in the event of your Death) the Shares represented by the Performance Stock Units that are earned and vested in accordance with Section 2 and Exhibit A as soon as administratively practicable, but not more than 60 days, after the date on which the Performance Stock Units become vested. Notwithstanding the immediately preceding sentence, any Performance Stock Units that become vested on account of your Retirement following a Change in Control shall be distributed to you as soon as administratively practicable (but in no event more than 90 days) following the date of your separation from service from the Company, except that, if you are a specified employee (within the meaning of Section 409A of the Code), such distribution shall be made on the day following the six month anniversary of your separation from service.
(b) Forfeiture of Shares; Termination for Cause. Notwithstanding any provision of this Agreement or the Plan to the contrary, if your Service to the Company or any of its Subsidiaries is terminated for Cause (as defined below), or if your Service is terminated for any reason, voluntarily or involuntarily, and before the Certification Date it is discovered that you engaged in conduct that would have justified termination for Cause (as defined below), your rights in your unvested Performance Stock Units will be immediately forfeited and canceled as of such termination date. For purposes of this Agreement, “Cause” means your (i) willful failure to perform substantially your duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s code of conduct or code of ethics, or (v) failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause. Your Performance Stock Units will also be immediately forfeited and canceled in accordance with Section 7 upon your breach of the provisions set forth in Section 7. The determination of whether a termination of Service is for Cause shall be made by the Committee, in its discretion, and such determination shall be final.

(c) Compliance With Law. The Plan, the granting and vesting of the Performance Stock Units, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the vesting of the Performance Stock Units, the issuance or delivery of Stock under this Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the vesting of the Performance Stock Units or to otherwise sell or issue Stock in violation of any such laws, rules or regulations. Neither the Company nor its directors or officers shall have any obligation or liability to you caused by any postponement of the vesting or settlement of the Performance Stock Units (or Stock issuable thereunder).
4. No Stockholder Rights. Except as set forth in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company (e.g., you have no right to vote or receive dividends) in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been issued.
5. Tax Withholding. The Employer shall have the right to deduct from all amounts paid to you in cash (whether under this Agreement or otherwise) any amount required by law to be withheld in respect of the Performance Stock Units as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments in the form of Stock, at the Committee’s discretion, you will be required to either pay to the Employer in cash the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or you may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld.
6. Performance Stock Units Not Transferable. The Performance Stock Units granted herein are not transferable except in accordance with the provisions of the Plan.

7. Covenants Not to Disclose, Compete or Solicit.
(a) You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the Company Business, and the goodwill and customer relationships that Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (1) authorization to access Confidential Information through a new computer password or by other means, (2) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the Company Business in accordance with generally applicable Company policies, and (3) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.
(b) For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information, personnel data and/or other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree not to engage in unauthorized use or disclosure of Confidential Information during your employment or at any time after the termination of your employment, and agree that upon termination of your employment (or earlier if so requested) you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.
(c) Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter (the “Restricted Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:
(i) provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);
(ii) approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; provided that you shall not be restricted in any general advertising or publication of services or products; or
(iii) solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary; provided that you shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.
(d) For purposes of this Agreement, the following terms shall have the meanings indicated:
(i) to provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment, that might involve the use or disclosure of Confidential Information, or that would involve business opportunities related to Relevant Products.
(ii) “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact and/or (b) you received or had access to Confidential Information.
(iii) “Relevant Product(s)” means (1) organic dairy products (including milk, cream and cultured dairy products) or organic juice, (2) dairy or other non-dairy coffee creamers or other coffee whiteners, (3) coffee-based beverages, (4) soy milk, almond milk, coconut milk, rice milk or any other plant-based beverage or cultured plant-based product, (5) organic greens and produce, and/or (6) any other product not listed above that was developed or sold by the Company or a Subsidiary in the course of the last two years of your employment with the Company or any Subsidiary.
(iv) “Relevant Market Area” means the states, regions and countries where the Company does business that you assist in providing services to and/or receive Confidential Information about in the two year period preceding the termination of your employment so long as the Company continues to do business in that geographic market area during the Restricted Period.
(e) Notwithstanding the foregoing, (i) the restrictions of subsection 7(c) above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of your providing any services, you and the diversified company that is going to employ you both provide the Company with written assurances that are satisfactory to the Company establishing that (1) the entity, subsidiary, division, or unit of the diversified business that you are going to be employed in is not involved in Relevant Products or preparing to become involved in Relevant Products, and (2) your position will not involve Competing Services of any kind, and (ii) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 7 shall survive the vesting or forfeiture of your Performance Stock Units and/or the distribution or forfeiture of the underlying Shares.
(f) Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested Performance Stock Units and your undistributed Shares. In addition, you hereby agree that if you violate any provision of this Section 7, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 7, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.

(g) You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.
(h) You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the Restrictive Covenants. You also stipulate and agree that (i) the enforceability of the Restrictive Covenants, and (ii) the Company’s agreement herein to provide you with this Award are mutually dependent clauses and obligations without which this

Agreement would not be made by the parties. Accordingly, you agree not to sue otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 7 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 7, then (1) your unvested Performance Stock Units and undistributed Shares shall be forfeited and (2) you hereby agree that you will return to the Company any Shares that were previously issued to you or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you (less any taxes paid by you). The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutual dependent nature of the subject provisions in the Agreement.
(i) If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection. And, in the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 7(h) above shall not apply.
(j) The provisions of this Section 7 are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.

8. Plan Incorporated. You accept the Performance Stock Units hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.
9. Assignment of Intellectual Property Rights. In consideration of the granting of this Performance Share Award, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.
10. Miscellaneous.
(a) No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(b) Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.
(c) Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
(d) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.
(e) Severability. Except as otherwise expressly provided for herein in Section 7 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
(f) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
(g) Entire Agreement. Except as otherwise provided for in Section 7 above, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
(h) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
(i) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
(j) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

Exhibit A
Performance Criteria for
2015 Performance Share Award under
The WhiteWave Foods Company 2012 Stock Incentive Plan

1. Definitions. For purposes of this Exhibit:

(a) “Comparison Group” means each company in the S&P 500 as of the last day of the calendar year immediately preceding the Date of Grant, excluding, from the calculation for any Performance Period, any such company that incurs a Specified Corporate Change during such Performance Period.
(b) “EPS” means (i) with respect to each company in the Comparison Group, the “Diluted EPS from Operations” for such company as computed by S&P Capital IQ, a business of McGraw Hill Financial, for purposes of its Compustat Financials analysis, which is adjusted to remove the impact of “Unusual Items” as defined by Compustat Financials, and (ii) for the Company, “Adjusted Diluted Earnings Per Share” as reported by the Company in its quarterly earnings press releases over the Performance Periods, computed on a consistent basis from quarter to quarter applying the methodology used by the Company for computing its Adjusted Diluted Earnings Per Share in its fiscal 2014 quarterly earnings press releases, which may include adjustments that are not reflected in the EPS of the Comparison Group, such as expenses associated with the amortization of the Company’s IPO grants, elimination of debt issuance or modification costs, elimination of income and expense related to mark-to-market adjustments on interest rate swaps and commodity hedges. To ensure consistency in calculating performance and setting the Certification Date, the cutoff for determining the EPS of each company in the Comparison Group shall be April 15 of each year (i.e., if a company in the Comparison Group has not reported, by April 15 of any year, the EPS for its most recently completed fiscal year then the EPS for such company shall be excluded from the EPS Growth calculation for that Performance Period).
(c) “EPS Growth” means the simple arithmetic average of the annual growth rate (i.e., not CAGR) of EPS with respect to each fiscal year in the applicable Performance Period; provided that, for any company in the Comparison Group whose fiscal year does not coincide with the calendar year, the annual growth rate will be computed based on that company’s four most recently reported fiscal quarters. For example, if the Performance Period is the three-year period beginning January 1, 2015 and ending on December 31, 2017, and a company’s EPS is $1.00 for the fiscal year ended December 31, 2014, $1.15 for the fiscal year ended December 31, 2015, $1.30 for the fiscal year ended December 31, 2016, and $1.60 for the fiscal year ended December 31, 2017 then that company’s EPS growth over that Performance Period would equal 17.04% (calculated as 15% growth for year 1, plus 13.04% growth for year 2, plus 23.08% growth for year 3, divided by three = 17.04%).
(d) “Performance Criteria” means the EPS Growth of the Company for each Performance Period compared to the EPS Growth of the companies in the Comparison Group for the Performance Period.
(e) “Specified Corporate Change.” A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

(i)	ceases to be a domestically domiciled publicly traded company on the NYSE or Nasdaq stock exchange; or

(ii)	has gone private; or

(iii)
has been acquired by or merged with another company and the Company is not the surviving entity (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets; or

(iv)	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

(v)
(A) has filed for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code;  (B) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days;  (C) is the subject of a stockholder approved plan of liquidation or dissolution;  or (D) has ceased to conduct substantial business operations.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a company in making a determination that a Specified Corporate Change has occurred.
(f) “Target Number of Shares” means the target number of Performance Stock Units set forth in the Notice of Grant.
2.    Calculation of Performance Stock Units Earned in Performance Period. For purposes of the Award, the number of Performance Stock Units earned in each Performance Period will be calculated as follows:
FIRST: For the Company and for each company in the Comparison Group, determine the EPS Growth for the Performance Period;
SECOND: Rank the EPS Growth of the Company and each company in the Comparison Group from low to high (with the company having the lowest EPS Growth being ranked number 1, the company with the second lowest EPS Growth ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 350 on the list out of 500 companies (including the Company), its percentile rank would be 70%.
THIRD: Plot the percentile rank for the Company determined in the SECOND step into the appropriate band in the left-hand column of the table below and determine the number of shares earned as a percent of the Target Number of Shares, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding share funding if the Company’s percentile rank is greater than 25th percentile and less than the 50th percentile, or greater than the 50th percentile and less than the 75th percentile. For example, if the Company ranks in the 70th percentile, then 180% of the target number of Performance Stock Units would be earned.

	Relative EPS Growth Rank	Performance Stock Units Earned as a Percentage of Target*
Maximum	75th percentile or above	200%
Target	50th percentile	100%
Threshold	25th percentile	25%
No Payout	Less than 25th percentile	0%
* Linear interpolation for performance between points shown
The Committee will certify in writing the level of performance achieved by the Company for such Performance Period. All of the Performance Stock Units subject to vesting during a Performance Period will be forfeited and cancelled by the Company if the Company’s performance during such Performance Period does not meet or exceed the Threshold percentile rank of the Performance Criteria for such Performance Period. Performance at or above the Threshold level will result in the vesting and distribution of the Performance Stock Units, in the percentage set forth in the table above under

“Performance Stock Units Earned as a Percentage of Target”, and a corresponding number of Shares shall be distributed following completion of the Committee’s certification, as described above; the remaining Performance Stock Units that were eligible for vesting during such Performance Period will be cancelled and forfeited. In no event will the number of Performance Stock Units that become earned and vested in any Performance Period exceed 200% of the Target Number of Shares eligible for vesting during such Performance Period.

END OF AGREEMENT